News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER 2026 RESULTS

Clearfield, Pennsylvania – July 23, 2026

CNB Financial Corporation (“Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and six months ended June 30, 2026.

Key Financial Trends

•Earnings - Net income available to common shareholders ("earnings") was $27.2 million, or $0.91 per diluted share, for the three months ended June 30, 2026, compared to $26.0 million, or $0.88 per diluted share, for the three months ended March 31, 2026, and $12.9 million, or $0.61 per diluted share, for the three months ended June 30, 2025. Earnings for the three months ended June 30, 2026 increased $1.3 million, or $0.03 per diluted share, compared to earnings for the three months ended March 31, 2026.

◦Adjusted earnings for the three months ended June 30, 2025, a non-GAAP measure, were $13.2 million, or $0.63 per diluted share, with adjusted earnings excluding after-tax merger and integration costs ("merger transaction related expenses") related to the Corporation’s acquisition of ESSA Bancorp, Inc. (“ESSA”).1 Earnings for the three months ended June 30, 2026 increased $14.0 million, or $0.28 per diluted share, compared to adjusted earnings for the three months ended June 30, 2025.

•Loans - Excluding $93.9 million of syndicated loan balances, loans were $6.4 billion as of June 30, 2026. During the three months ended June 30, 2026, organic loans increased by $64.3 million, or 1.01% (4.06% annualized), from March 31, 2026.1 The increase in organic loans was primarily driven by growth in commercial and industrial loans.

•Deposits - At June 30, 2026, total deposits were $7.1 billion. Including $81.3 million in deposits classified as held for sale, organic deposits declined for the quarter by $68.4 million, or 0.95% (3.80% annualized), compared to March 31, 2026.1 The second quarter of 2026 included the exit of a higher cost municipal deposit relationship totaling approximately $140.0 million, with an average interest cost of 3.49%. Excluding the impact of this exit, total deposits increased approximately $71.6 million, or 0.99% (3.97% annualized), compared to the first quarter of 2026.1 Noninterest-bearing deposits increased for the quarter by $22.7 million, or 2.01% (8.07% annualized), compared to March 31, 2026, primarily driven by treasury management customer relationships.

•Borrowings - On June 15, 2026, the Corporation completed the redemption of $50.0 million of its 3.25% Fixed-to-Floating Rate Subordinated Notes due June 15, 2031 (the “Subordinated Notes”). Upon completion of the partial redemption, $35.0 million in principal amount of the Subordinated Notes remained outstanding. The interest rate on the remaining Subordinated Notes reset to a floating rate and will reset quarterly thereafter at an annual rate equal to the then-current three-month average Secured Overnight Financing Rate ("SOFR") plus 2.58%.

•Net Interest Margin - Net interest margin was 3.88% for the three months ended June 30, 2026, compared to 3.83% for the three months ended March 31, 2026. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.89% and 3.84%, for the three months ended June 30, 2026 and March 31, 2026, respectively.1 Included in net interest margin on a fully tax-equivalent basis was $4.8 million and $3.0 million of purchase accounting loan accretion for the three months ended June 30, 2026 and March 31, 2026, respectively.

•Credit Quality - Total nonperforming assets were approximately $58.4 million, or 0.69% of total assets, as of June 30, 2026, compared to $49.2 million, or 0.58% of total assets, as of March 31, 2026. The increase in nonperforming assets was primarily the result of one commercial and industrial relationship of approximately $8.5 million, as discussed in more detail below.

◦Net loan charge-offs for the three months ended June 30, 2026 were $1.4 million, or 0.09% (annualized) of average total loans and loans held for sale, compared to net loan charge-offs of $884 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2026.

•Capital - Book value per common share was $28.75 and $28.06 at June 30, 2026 and March 31, 2026, respectively. Book value per common share for June 30, 2026 reflects an increase of $0.69, or 2.46%, compared to book value per common share at March 31, 2026.

◦Tangible book value per common share, a non-GAAP measure, was $24.73 and $23.97 as of June 30, 2026 and March 31, 2026, respectively.1 Tangible book value per common share for June 30, 2026 reflects an increase of $0.76, or 3.17%, compared to the tangible book value per common share as of March 31, 2026.1

1 This release contains references to certain financial measures that are not defined by U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance the comparability of results of operations with prior periods, and reflect the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Executive Summary

•Earnings were $27.2 million, or $0.91 per diluted share, for the three months ended June 30, 2026, compared to $26.0 million, or $0.88 per diluted share, for the three months ended March 31, 2026, and $12.9 million, or $0.61 per diluted share, for the three months ended June 30, 2025. Earnings for June 30, 2026 increased $1.3 million, or $0.03 per diluted share, compared to earnings for the three months ended March 31, 2026. The quarterly increase in earnings was driven by higher net interest income and non-interest income, partially offset by higher non-interest expense, as discussed below.

◦Adjusted earnings for the three months ended June 30, 2025, a non-GAAP measure, were $13.2 million, or $0.63 per diluted share, with adjusted earnings excluding merger transaction related expenses related to the Corporation’s acquisition of ESSA.1 Earnings for the three months ended June 30, 2026 increased $14.0 million, or $0.28 per diluted share, compared to adjusted earnings for the three months ended June 30, 2025, due primarily to the overall impact of the acquisition of ESSA.1

•Earnings were $53.2 million, or $1.79 per diluted share, for the six months ended June 30, 2026, compared to $23.3 million, or $1.10 per diluted share, for the six months ended June 30, 2025.

◦Adjusted earnings for the six months ended June 30, 2025, a non-GAAP measure, were $25.1 million, or $1.19 per diluted share, with adjusted earnings excluding merger transaction related expenses related to the Corporation’s acquisition of ESSA.1 Earnings for the six months ended June 30, 2026 increased $28.1 million, or $0.60 per diluted share, compared to adjusted earnings for the six months ended June 30, 2025, due primarily to the overall impact of the acquisition of ESSA.1

•At June 30, 2026, loans totaled $6.4 billion, excluding $93.9 million of syndicated loans. Organic loans increased $64.3 million, or 1.01% (4.06% annualized), compared to March 31, 2026. Excluding $1.7 billion in loans, net of estimated purchase accounting fair value adjustments, acquired in the ESSA acquisition, organic loan growth was $106.8 million, or 2.30%, compared to June 30, 2025.1 The increase in loans for the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026, was primarily driven by an increased level of commercial and industrial loans. The year-over-year growth in loans as of June 30, 2026, compared to June 30, 2025, was primarily driven by growth in the Ridge View Bank and ERIEBANK markets. The year-over-year growth was also significantly impacted by an increased level of commercial real estate ("CRE") loan prepayments, including full repayments of $71.4 million of CRE loans acquired in 2025 as a result of the ESSA acquisition, and a full payoff of $40.0 million of the Corporation’s largest office building loan related to a CRE property in the BankOnBuffalo division.

◦At June 30, 2026, the syndicated loan portfolio totaled $93.9 million, or 1.44% of total loans, compared to $78.3 million, or 1.22% of total loans, at March 31, 2026 and $78.9 million, or 1.67% of total loans, at June 30, 2025. The increase in syndicated lending balances of $15.5 million compared to March 31, 2026 reflects the Corporation's continued focus on evaluating the level and composition of its syndicated loan portfolio to ensure it continues to provide strong credit quality, profitable use of excess liquidity, while complementing the Corporation’s loan growth from its in-market customer relationships. The Corporation’s portfolio of syndicated credits includes only commercial and industrial loans and no CRE exposure.

•At June 30, 2026, total deposits were $7.1 billion. Including $81.3 million in deposits classified as held for sale, organic deposits declined for the quarter by $68.4 million, or 0.95% (3.80% annualized), compared to March 31, 2026.1 Excluding $1.5 billion in deposits assumed in the ESSA acquisition (net of estimated purchase accounting fair value adjustments), and including $81.3 million in deposits classified as held for sale, total deposits increased $238.9 million, or 4.37%, compared to June 30, 2025.1 Noninterest-bearing deposits increased for the quarter by $22.7 million, or 2.01% (8.07% annualized), compared to March 31, 2026, primarily driven by treasury management customer relationships. The $81.3 million in deposits classified as held for sale as of June 30, 2026 are associated with a planned sale of certain customer deposit accounts that are part of a broader strategic initiative to optimize the Corporation’s branch and market footprint following the ESSA acquisition. The quarter-over-quarter decrease in organic deposit balances as of June 30, 2026, compared to March 31, 2026, was driven primarily by the exit of a higher cost municipal deposit relationship totaling approximately $140.0 million (weighted average rate of 3.49%). Excluding the impact of this exit, total deposits increased approximately $71.6 million or 0.99% (3.97% annualized), compared to the first quarter of 2026.1 Additional deposit and liquidity profile details were as follows:

◦At June 30, 2026, the total estimated uninsured deposits for CNB Bank were approximately $2.1 billion, or 28.83% of total CNB Bank deposits. When excluding $21.2 million of affiliate company deposits and $704.2 million of pledged-investment collateralized deposits, adjusted total estimated uninsured deposits as of June 30, 2026 were approximately $1.3 billion, or 18.73% of total CNB Bank deposits.

▪Total estimated uninsured deposits for CNB Bank at March 31, 2026 were approximately $2.1 billion, or approximately 29.11% of total CNB Bank deposits. Excluding $32.1 million of affiliate company deposits and $808.1 million of pledged-investment collateralized deposits, adjusted total estimated uninsured deposits as of March 31, 2026 were approximately $1.3 billion, or approximately 17.54% of total CNB Bank deposits.

◦At June 30, 2026, the Corporation had $364.8 million of cash equivalents held at CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with total contingent liquidity resources of $6.0 billion including (i) available borrowing capacity from both the Federal Home Loan Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, resulted in the total available liquidity sources for the Corporation as of June 30, 2026 of approximately 4.8 times the estimated amount of adjusted uninsured deposit balances discussed above.

•At June 30, 2026 and March 31, 2026, the Corporation had $164.0 million outstanding in short-term borrowings. The Corporation had no outstanding short-term borrowings at June 30, 2025. The increase in short-term borrowings at June 30, 2026 compared to June 30, 2025 was attributable to borrowings assumed with the ESSA acquisition.

◦On June 15, 2026, the Corporation completed the redemption of $50.0 million of the Subordinated Notes. Upon completion of the partial redemption, $35.0 million in principal amount of the Subordinated Notes remained outstanding. The interest rate on the remaining Subordinated Notes reset to a floating rate and will reset quarterly thereafter at an annual rate equal to the then-current three-month average SOFR plus 2.58%.

•At June 30, 2026, the Corporation's pre-tax net unrealized losses on the combined portfolios of available-for-sale and held-to-maturity securities totaled $54.8 million, or 6.02% of total shareholders' equity, compared to $51.9 million, or 5.83% of total shareholders' equity, at March 31, 2026, and $55.6 million, or 8.73% of total shareholders' equity, at June 30, 2025. The change in unrealized losses during the second quarter of 2026 compared to the first quarter of 2026, as well as for the quarter ended June 30, 2025, was primarily due to changes in the yield curve, coupled with the Corporation’s scheduled bond maturities, which were all realized at par. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of June 30, 2026, March 31, 2026, and June 30, 2025 if the net unrealized losses at the respective dates were fully recognized.

•Total nonperforming assets were $58.4 million, or 0.69% of total assets, as of June 30, 2026, compared to $49.2 million, or 0.58% of total assets, as of March 31, 2026, and were $30.4 million, or 0.48% of total assets, as of June 30, 2025. The increase of $9.2 million at June 30, 2026 compared to March 31, 2026 was primarily driven by one commercial and industrial relationship (specific reserve of $3.0 million). The $28.0 million increase at June 30, 2026 compared to June 30, 2025 was primarily driven by the addition of the previously discussed commercial and industrial relationship for $8.5 million, one previously disclosed commercial relationship for $6.9 million, and certain ESSA-related additions for $9.2 million. Net loan charge-offs for the three months ended June 30, 2026 were $1.4 million, or 0.09% (annualized) of average total loans and loans held for sale, compared to net loan charge-offs of $884 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2026, and $3.3 million, or 0.28% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2025.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $36.9 million for the three months ended June 30, 2026 and $34.1 million and $21.6 million for the three months ended March 31, 2026 and June 30, 2025, respectively.1 Excluding merger and integration costs, adjusted PPNR was $21.9 million for the three months ended June 30, 2025.1 The quarter-over-quarter change in PPNR was driven by higher net interest income and non-interest income, partially offset by higher non-interest expense. For the three months ended June 30, 2026, the increase compared to the three months ended June 30, 2025 was primarily attributable to stronger net interest income and non-interest income, partially offset by higher non-interest expenses. PPNR was $71.1 million for the six months ended June 30, 2026, compared to $37.5 million for the six months ended June 30, 2025.1 Excluding merger and integration costs, adjusted PPNR was $39.4 million for the six months ended June 30, 2025.1 The year-to-date 2026 PPNR when compared to the year-to-date 2025 PPNR, excluding merger and integration costs, reflected increases in net interest income and non-interest income, partially offset by an increase in non-interest expense.

Michael Peduzzi, President and CEO of both the Corporation and CNB Bank, stated, “Our second quarter earnings and financial position reflect several positive developments for CNB, and position us well for the future. In managing our capital and debt structure, during the second quarter, we called $50 million of subordinated debt that was going to reprice at a higher interest rate to the Corporation. Given our success in recent years in building a stronger common equity base with the combination of sound and increasing retained earnings, a common capital raise, and acquisition activities, we were well positioned to complete this substantial and cost-beneficial redemption without compromising our regulatory capital strength. Also during the quarter, we experienced favorable net growth and increased production momentum in our commercial loan portfolio, adding new relationships and expanding borrowing positions with qualitative customers in an increasingly competitive lending environment. This favorable commercial customer production, which more than offset some headwinds from increased loan prepayments, paralleled continued relationship growth in our Treasury Management activities. These volume increases in some of our core net interest income components were complemented by a favorable net interest margin, supported by a continued realized reduction in our average cost of funds. We continue to see both a sound loan pipeline and both commercial and retail deposit generation opportunities for further growth as we enter the third quarter.

Importantly, as we release these second quarter earnings, we recently celebrated the one-year anniversary of the July 23, 2025 acquisition of ESSA. As we look back on the past year, the benefit of hindsight reflects the successful addition and integration of this wonderful franchise and so many valued employees and clients. The professionalism, credit quality and system integration and efficiency expectations we had prior to and at the time of the ESSA acquisition have been and continue to be realized. With so many incredible and customer-focused leaders in our ESSA division, we see further opportunities to deliver great retail and commercial banking, and wealth management experiences, for clients in the Northeastern Pennsylvania markets served by ESSA. Our optimism is supported by the favorable growth in both existing relationship building and new clients being added across our lines of business in our other legacy divisions. Concurrent with these continuing franchise growth efforts, we remain focused on tightly managing the Corporation’s core overhead. Our efficiency ratio reflects not only the economies-of-scale cost efficiencies from the ESSA acquisition, but also process efficiencies including the greater effective use of automation as we continuously challenge how we deliver our products and services without any compromise to our security, quality, and internal control standards. Achieving positive operating leverage that leads to meaningful returns, built on a foundation of security and financial soundness, and delivered by engaged banking and wealth management professionals, remains our driving commitment."

Other Balance Sheet Highlights

•Book value per common share was $28.75, $28.06, and $27.44 at June 30, 2026, March 31, 2026, and June 30, 2025, respectively. Excluding merger transaction related expenses, book value per common share was $27.53 at June 30, 2025.1 Book value per common share for June 30, 2026 reflects an increase of $0.69, or 2.46%, compared to book value per common share at March 31, 2026. The increase in book value per common share from March 31, 2026 to June 30, 2026 was primarily due to an increase in retained earnings (net of the payment of common and preferred stock dividends), partially offset by an increase in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio. The increase in book value per common share, excluding merger transaction related expenses, from June 30, 2025 to June 30, 2026 was primarily driven by the increase in additional paid-in capital resulting from the ESSA acquisition, together with growth in retained earnings, net of common and preferred stock dividends.1 These increases were partially offset by a higher accumulated other comprehensive loss, primarily reflecting the after-tax impact of temporary unrealized valuation changes in the Corporation's available-for-sale investment portfolio.

•Tangible book value per common share, a non-GAAP measure, was $24.73, $23.97, and $25.35 as of June 30, 2026, March 31, 2026, and June 30, 2025, respectively.1 Excluding merger transaction related expenses, tangible book value per common share was $25.44 as of June 30, 2025.1 Tangible book value per common share for June 30, 2026 reflects an increase of $0.76, or 3.17%, compared to tangible book value per common share as of March 31, 2026. Adjusted tangible book value per common share (non-GAAP) decreased $0.71, or 2.79%, from June 30, 2025 to June 30, 2026, primarily due to the issuance of 8.4 million common shares as consideration for the ESSA acquisition and the addition of acquisition-related goodwill and core deposit intangibles of $43.6 million and $31.5 million, respectively, coupled with an increase in accumulated other comprehensive loss, primarily reflecting the after-tax impact of temporary unrealized valuation changes in the Corporation's available-for-sale investment portfolio.1 These factors were partially offset by growth in retained earnings, net of common and preferred stock dividends.

Loan Portfolio Profile

•As part of its lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and to identify any concentration risk issues that could lead to additional credit loss exposure. An important and recurring part of this process involves the Corporation’s continued measurement and evaluation of its exposure to the office, hospitality, and multifamily industries within its commercial real estate portfolio. Even with the Corporation’s historically sound underwriting protocols and high credit quality standards for borrowers in the commercial real estate industry segments, the Corporation monitors numerous relevant sensitivity elements, including occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally. At June 30, 2026, the Corporation had the following key metrics related to its office, hospitality, and multifamily portfolios with such metrics including the impact on the respective portfolios of loans acquired during the third quarter of 2025 from the ESSA acquisition, as well as notable early payoffs of larger CRE credits occurring in the first quarter of 2026 as previously noted:

◦Commercial office loans:
▪There were 140 outstanding loans, totaling $126.3 million, or 1.94% of total loans outstanding;
▪There were two nonaccrual commercial office loans that totaled $2.1 million, or 1.64% of total commercial office loans outstanding;
▪There was one past-due commercial office loan that totaled $204 thousand, or 0.16% of the total commercial office loans outstanding; and
▪The average outstanding balance per commercial office loan was $902 thousand.

◦Commercial hospitality loans:
▪There were 150 outstanding loans, totaling $357.1 million, or 5.48% of total loans outstanding;
▪There were no nonaccrual commercial hospitality loans;
▪There were no past-due commercial hospitality loans; and
▪The average outstanding balance per commercial hospitality loan was $2.4 million.

◦Commercial multifamily loans:
▪There were 342 outstanding loans, totaling $547.1 million, or 8.40% of total loans outstanding;
▪There were two nonaccrual commercial multifamily loans that totaled $751 thousand, or 0.14% of total multifamily loans outstanding;
▪There were two past-due commercial multifamily loans that totaled $751 thousand, or 0.14% of total multifamily loans outstanding; and
▪The average outstanding balance per commercial multifamily loan was $1.6 million.

The Corporation had no commercial office, hospitality or multifamily loan relationships considered by the banking regulators to be high volatility commercial real estate ("HVCRE") credits. No credits acquired from ESSA were considered HVCRE.

Performance Ratios

•Annualized return on average equity was 12.65%, 12.36%, and 8.83% for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025, respectively. Excluding merger transaction related expenses, annualized return on average equity was 9.06% for the three months ended June 30, 2025.1 Annualized return on average equity was 12.51% for the six months ended June 30, 2026. Annualized return on average equity was 8.18% for the six months ended June 30, 2025. Excluding merger transaction related expenses, annualized return on average equity was 8.78% for the six months ended June 30, 2025.1

•Annualized return on average tangible common equity, a non-GAAP measure, was 15.20%, 14.89% and 9.71% for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively.1 Excluding merger transaction related expenses, annualized return on average tangible common equity was 9.98% for the three months ended June 30, 2025.1 Annualized return on average tangible common equity was 15.04% for the six months ended June 30, 2026. Annualized return on average tangible common equity was 8.95% for the six months ended June 30, 2025. Excluding merger transaction related expenses, annualized return on average tangible common equity was 9.66% for the six months ended June 30, 2025.1

•The Corporation's efficiency ratio was 57.86%, 59.03% and 64.73% for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025, respectively, and 56.14%, 57.32% and 64.08%, respectively, on a fully tax-equivalent basis, a non-GAAP measure.1 Excluding merger and integration costs, the efficiency ratio on a fully tax-equivalent basis was 63.50% for the three months ended June 30, 2025.1 The linked-quarter decrease, on a fully tax-equivalent basis, represented an improvement of 118 basis points compared to March 31, 2026, primarily driven by higher net interest income and non-interest income, as further discussed below. The year-over-year decrease was primarily driven by an increase in net interest income, partially offset by an increase in non-interest expense. The Corporation's efficiency ratio was 58.43% for the six months ended June 30, 2026, and 56.71% on a fully tax-equivalent basis, a non-GAAP measure.1 The Corporation's efficiency ratio was 68.27% for the six months ended June 30, 2025, and 67.55% on a fully tax-equivalent basis, a non-GAAP measure.1 Excluding merger and integration costs, the efficiency ratio on a fully tax-equivalent basis was 65.97% for the six months ended June 30, 2025. The year-over-year decrease was primarily driven by higher net interest income, partially offset by higher non-interest expense.

Revenue

•Total revenue (net interest income plus non-interest income) was $87.6 million for the three months ended June 30, 2026, compared to $83.3 million and $61.2 million for the three months ended March 31, 2026 and June 30, 2025, respectively.

◦Net interest income was $76.3 million for the three months ended June 30, 2026, compared to $73.3 million and $52.2 million for the three months ended March 31, 2026 and June 30, 2025, respectively. When comparing the second quarter of 2026 to the first quarter of 2026, the increase in net interest income of $3.0 million, or 4.12% (16.53% annualized), was primarily due to higher purchase accounting loan accretion, increased investment income, and higher interest income earned on excess cash balances maintained in the interest-bearing reserve account at the Federal Reserve. Net interest income increased $24.1 million, or 46.26%, for the three months ended June 30, 2026, compared to the three months ended June 30, 2025, primarily reflecting the impact of the ESSA acquisition and growth in the Corporation's legacy loan portfolio.

◦Net interest margin was 3.88%, 3.83%, and 3.60% for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.89%, 3.84% and 3.59% for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively.1 Excluding the $4.8 million and $3.0 million in purchase accounting loan accretion in the second quarter of 2026 and first quarter of 2026, respectively, the net interest margin on a fully tax-equivalent basis for the three months ended June 30, 2026 and March 31, 2026 was 3.65% and 3.68%, respectively.1

▪The yield on earning assets of 5.88% for the three months ended June 30, 2026 increased 3 basis points compared to the three months ended March 31, 2026 and decreased 1 basis point compared to the three months ended June 30, 2025. The increase in yield in the second quarter of 2026 compared to the quarter ended March 31, 2026 was primarily attributable to an increase in purchase accounting loan accretion. The decrease in yield during the second quarter of 2026 compared to the second quarter of 2025 was primarily attributable to lower average loan yields resulting from the three Federal Reserve rate cuts.

▪The cost of interest-bearing liabilities was 2.50% for the three months ended June 30, 2026, reflecting decreases of 2 basis points and 38 basis points from the three months ended March 31, 2026 and the three months ended June 30, 2025, respectively. The decrease in the cost of interest-bearing liabilities is primarily the result of the Corporation’s targeted interest-bearing deposit rate decreases, coupled with the benefit of ESSA’s lower overall interest cost of deposits.

•Total revenue was $171.0 million for the six months ended June 30, 2026 compared to $118.1 million for the six months ended June 30, 2025.

◦Net interest income was $149.7 million for the six months ended June 30, 2026 compared to $100.6 million for the six months ended June 30, 2025. When comparing the six months ended June 30, 2026 to the six months ended June 30, 2025, the increase in net interest income of $49.0 million, or 48.73% (98.27% annualized), was primarily due to the impact of the ESSA acquisition.

◦Net interest margin was 3.86% and 3.49% for the six months ended June 30, 2026 and June 30, 2025, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.86% and 3.48% for the six months ended June 30, 2026 and June 30, 2025, respectively.1 Excluding the $7.8 million in purchase accounting loan accretion for the six months ended June 30, 2026, the net interest margin on a fully tax-equivalent basis was 3.66%.1

▪The yield on earning assets of 5.86% for the six months ended June 30, 2026 increased 5 basis points from June 30, 2025. The increase in yield compared to June 30, 2025 was attributable to growth in higher-yielding securities, coupled with the impact from the ESSA acquisition, partially offset by three Federal Reserve rate decreases totaling 75 basis points since mid-September 2025.

▪The cost of interest-bearing liabilities of 2.51% for the six months ended June 30, 2026 decreased 39 basis points from June 30, 2025, primarily the result of the Corporation’s targeted interest-bearing deposit rate decreases in response to the Federal Reserve rate decreases, coupled with the benefit of ESSA’s lower overall interest cost of deposits.

•Total non‑interest income was $11.3 million for the three months ended June 30, 2026, compared to $10.0 million and $9.0 million for the three months ended March 31, 2026 and June 30, 2025, respectively. The quarter-over-quarter increase was primarily attributable to higher net realized and unrealized gains on equity securities, and an increase in wealth and asset management fees, partially offset by a decrease in net realized gains on available-for-sale securities. The year-over-year increase in non-interest income was primarily driven by increases in wealth and asset management fees, card processing and interchange income, and higher service charges on deposits.

•Total non-interest income was $21.3 million for the six months ended June 30, 2026 compared to $17.5 million for the six months ended June 30, 2025. This increase was primarily due to higher wealth and asset management fees, card processing and interchange income, and service charges on deposits, partially offset by lower pass-through income from small business investment companies ("SBICs").

Non-Interest Expense

•For the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, total non‑interest expense was $50.7 million, $49.2 million, and $39.6 million, respectively. Excluding merger and integration costs, total non‑interest expense for the three months ended June 30, 2025 was $39.3 million.1 The quarter-over-quarter increase of $1.5 million, or 3.09%, was primarily driven by increases in state and local taxes, FDIC insurance premiums, and other non-interest expenses, including the timing of business development-related costs, partially offset by lower salaries and employee benefits expense. The increase in state and local taxes was primarily due to an $852 thousand sales tax refund recognized during the three months ended March 31, 2026. The decrease in salaries and employee benefits expense reflected disciplined hiring as the Corporation continues to integrate employees and operational processes associated with the ESSA acquisition, as well as lower incentive compensation accruals resulting from reduced anticipated payout levels. Excluding merger and integration costs, the $11.4 million, or 29.16%, increase in non-interest expense compared to the three months ended June 30, 2025 was primarily attributable to personnel, occupancy and facilities costs, software licensing expenses, higher core system volume-based fees, and other operating costs associated with the ESSA acquisition.

•For the six months ended June 30, 2026 total non-interest expense was $99.9 million compared to $80.7 million for the six months ended June 30, 2025. Excluding merger and integration costs, total non‑interest expense for the six months ended June 30, 2025 was $78.8 million.1 Excluding merger and integration costs, the increase of $21.1 million, or 26.82%, compared to the six months ended June 30, 2025, was primarily attributable to higher personnel, occupancy and facilities costs, software licensing expenses, increased core system volume-based fees, and other operating costs associated with the ESSA acquisition.

Income Taxes

•Income tax expense for the three months ended June 30, 2026 was $6.9 million, representing a 19.50% effective tax rate, compared to $6.1 million, representing an 18.41% effective tax rate, for the three months ended March 31, 2026, and $3.3 million, representing a 19.10% effective tax rate, for the three months ended June 30, 2025. Income tax expense for the six months ended June 30, 2026 was $13.0 million, representing an 18.97% effective tax rate, compared to $6.2 million, representing a 19.49% effective tax rate, for the six months ended June 30, 2025.

Asset Quality

•Total nonperforming assets were $58.4 million, or 0.69% of total assets, as of June 30, 2026, compared to $49.2 million, or 0.58% of total assets, as of March 31, 2026, and $30.4 million, or 0.48% of total assets, as of June 30, 2025, as discussed in more detail above.

•The allowance for credit losses measured as a percentage of total loans was 1.04% as of June 30, 2026, compared to 1.04% as of March 31, 2026, and 1.02% as of June 30, 2025. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 123.00% as of June 30, 2026, compared to 145.33% and 169.52% as of March 31, 2026 and June 30, 2025, respectively.

•The provision for credit losses was $1.8 million for the three months ended June 30, 2026, compared to $998 thousand for the three months ended March 31, 2026, and $4.3 million for the three months ended June 30, 2025. The $779 thousand quarter-over-quarter increase in the provision for credit losses was primarily driven by a charge-off of one commercial loan (balance of approximately $2.4 million with a specific reserve balance of $1.2 million) that was transferred to other real estate owned, as well as continued loan portfolio growth. The $2.6 million decrease compared to the three months ended June 30, 2025, was primarily attributable to two previously disclosed commercial real estate charge-offs recognized during the second quarter of 2025. The provision for credit losses was $2.8 million for the six months ended June 30, 2026, compared to $5.9 million for the six months ended June 30, 2025. The $3.1 million decrease in the provision for credit losses compared to the six months ended June 30, 2025, was primarily attributable to two previously disclosed commercial real estate charge-offs recognized during the prior-year period.

•As discussed in more detail above, for the three months ended June 30, 2026, net loan charge-offs were $1.4 million, or 0.09% (annualized) of average total loans and loans held for sale, compared to $884 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2026, and $3.3 million, or 0.28% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2025. Net loan charge-offs were $2.3 million, or 0.07% (annualized) for the six months ended June 30, 2026, compared to $4.7 million, or 0.21% (annualized) for the six months ended June 30, 2025.

Capital

•As of June 30, 2026, the Corporation’s total shareholders’ equity was $909.4 million, representing an increase of $20.3 million, or 2.29%, from March 31, 2026, and an increase of $272.2 million, or 42.71%, from June 30, 2025. The quarter-over-quarter increase was primarily driven by growth in retained earnings of $21.6 million, net of the payment of common and preferred stock dividends, partially offset by a $2.3 million increase in accumulated other comprehensive loss. The year-over-year increase was primarily driven by a $206.1 million increase in additional paid-in capital related to the ESSA acquisition, growth in retained earnings of $69.9 million, net of the payment of common and preferred stock dividends, partially offset by a $3.1 million increase in accumulated other comprehensive loss, during the twelve months ended June 30, 2026.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of June 30, 2026, consistent with prior periods.

•As of June 30, 2026, the Corporation’s ratio of common shareholders' equity to total assets was 10.10% compared to 9.76% at March 31, 2026 and 9.17% at June 30, 2025. As of June 30, 2026, March 31, 2026, and June 30, 2025, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.81%, 8.46%, and 8.53%, respectively.1 Excluding merger transaction related expenses, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, as of June 30, 2025 was 8.56%.1 The increase in the ratio of tangible common equity to tangible assets compared to June 30, 2025 was primarily the result of an increase in retained earnings (net of the payment of common and preferred stock dividends), partially offset with an increase in accumulated other comprehensive loss, and the impacts of the ESSA acquisition.

Conference Call

The Corporation will host an earnings conference call on Thursday, August 6, 2026 at 1:00 p.m. Eastern Time. The direct dial number for the call is (877) 270-2148. Participants should ask to join the CNB Financial Corporation earnings conference call. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (855) 669-9658 using the access code 5617838, from two hours after the end of the call until August 20, 2026. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.cnbbank.bank in the Investor Relations section.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $8.4 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, and 79 offices comprised of one loan production office, one mobile office, two limited service offices, and 75 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Columbus, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and ESSA Bank, based in Stroudsburg, Pennsylvania, with offices in Northeast Pennsylvania, including the Lehigh Valley region. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Corporation’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” The Corporation’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) the credit risks of lending activities, including our ability to estimate credit losses and the allowance for credit losses, as well as the effects of changes in the level of, and trends in, loan delinquencies and write-offs; (iv) effectiveness of our data security controls in the face of cyber attacks and any reputational risks following a cybersecurity incident; (v) changes in general business, industry or economic conditions or competition; (vi) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vii) adverse economic effects from international trade disputes, including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation, or similar events impacting economic activity; (viii) higher than expected costs or other difficulties related to integration of combined or merged businesses; (ix) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (x) changes in the quality or composition of our loan and investment portfolios; (xi) adequacy of loan loss reserves; (xii) increased competition; (xiii) loss of certain key officers; (xiv) deposit attrition; (xv) rapidly changing technology; (xvi) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvii) changes in the cost of funds, demand for loan products or demand for financial services; and (xviii) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on the Corporation's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause the Corporation’s actual results to differ may emerge from time to time, and it is not possible for the Corporation to predict all of them. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Income Statement
Interest and fees on loans	$102,336	$101,327	$75,408	$203,663	$147,787
Interest and dividends on securities and cash and cash equivalents	13,320	10,711	10,363	24,031	20,363
Interest expense	(39,312)	(38,715)	(33,574)	(78,027)	(67,522)
Net interest income	76,344	73,323	52,197	149,667	100,628
Provision for credit losses	1,777	998	4,338	2,775	5,894
Net interest income after provision for credit losses	74,567	72,325	47,859	146,892	94,734
Non-interest income
Wealth and asset management fees	2,728	2,357	2,109	5,085	3,905
Service charges on deposit accounts	2,010	2,034	1,656	4,044	3,370
Other service charges and fees	417	422	427	839	937
Net realized gains on available-for-sale securities	—	331	—	331	—
Net realized and unrealized gains (losses) on equity securities	707	(89)	567	618	318
Mortgage banking	269	341	172	610	268
Bank owned life insurance	1,167	986	976	2,153	1,736
Card processing and interchange income	2,804	2,586	2,278	5,390	4,385
Other non-interest income	1,200	1,030	823	2,230	2,596
Total non-interest income	11,302	9,998	9,008	21,300	17,515
Non-interest expenses
Salaries and benefits	22,712	24,983	19,348	47,695	39,912
Net occupancy expense of premises	5,085	5,449	4,032	10,534	8,070
Technology expense	7,205	7,181	5,462	14,386	10,840
Amortization of core deposit intangible	1,016	1,005	16	2,021	33
Advertising expense	728	788	556	1,516	1,070
State and local taxes	2,046	821	1,301	2,867	2,593
Legal, professional, and examination fees	1,718	772	997	2,490	1,846
FDIC insurance premiums	1,021	807	937	1,828	1,922
Card processing and interchange expenses	1,470	1,507	1,253	2,977	2,413
Merger and integration costs	—	—	357	—	1,886
Other non-interest expense	7,707	5,874	5,358	13,581	10,070
Total non-interest expenses	50,708	49,187	39,617	99,895	80,655
Income before income taxes	35,161	33,136	17,250	68,297	31,594
Income tax expense	6,857	6,100	3,294	12,957	6,157
Net income	28,304	27,036	13,956	55,340	25,437
Preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$27,229	$25,961	$12,881	$53,190	$23,287

Ending shares outstanding	29,621,999	29,631,056	21,119,894	29,621,999	21,119,894
Average diluted common shares outstanding	29,492,359	29,439,453	20,952,891	29,465,809	20,939,424
Diluted earnings per common share	$0.91	$0.88	$0.61	$1.79	$1.10
Adjusted diluted earnings per common share (non-GAAP) (1)	$0.91	$0.88	$0.63	$1.79	$1.19
Cash dividends per common share	$0.19	$0.19	$0.18	$0.38	$0.36
Dividend payout ratio	21%	22%	30%	21%	33%
Adjusted dividend payout ratio (non-GAAP) (1)	21%	22%	29%	21%	30%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Average Balances
Total loans and loans held for sale	$6,461,656	$6,477,926	$4,668,051	$6,469,766	$4,629,956
Investment securities	940,950	922,644	803,082	931,767	800,722
Total earning assets	7,883,060	7,761,592	5,817,121	7,822,692	5,810,364
Total assets	8,475,376	8,365,126	6,235,036	8,420,866	6,227,901
Noninterest-bearing deposits	1,153,386	1,124,770	829,328	1,139,738	821,927
Interest-bearing deposits	6,031,354	5,945,430	4,558,732	5,988,629	4,566,673
Shareholders' equity	897,293	886,825	633,848	892,399	626,739
Tangible common shareholders' equity (non-GAAP) (1)	718,670	707,181	532,005	713,268	524,888

Average Yields (annualized)
Total loans and loans held for sale	6.38%	6.36%	6.50%	6.37%	6.46%
Investment securities	3.47%	3.22%	2.83%	3.35%	2.79%
Total earning assets	5.88%	5.85%	5.89%	5.86%	5.81%
Interest-bearing deposits	2.42%	2.45%	2.84%	2.44%	2.87%
Interest-bearing liabilities	2.50%	2.52%	2.88%	2.51%	2.90%

Performance Ratios (annualized)
Return on average assets	1.34%	1.31%	0.90%	1.33%	0.82%
Adjusted return on average assets (non-GAAP) (1)	1.34%	1.31%	0.92%	1.33%	0.88%
Return on average equity	12.65%	12.36%	8.83%	12.51%	8.18%
Adjusted return on average equity (non-GAAP) (1)	12.65%	12.36%	9.06%	12.51%	8.78%
Return on average tangible common equity (non-GAAP) (1)	15.20%	14.89%	9.71%	15.04%	8.95%
Adjusted return on average tangible common equity (non-GAAP) (1)	15.20%	14.89%	9.98%	15.04%	9.66%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.89%	3.84%	3.59%	3.86%	3.48%
Efficiency ratio, fully tax equivalent basis (non-GAAP) (1)	56.14%	57.32%	64.08%	56.71%	67.55%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$1,135	$520	$2,848	$1,655	$3,774
Holiday Financial net loan charge-offs	308	364	455	672	968
Total Corporation net loan charge-offs	$1,443	$884	$3,303	$2,327	$4,742
Annualized net loan charge-offs / average total loans and loans held for sale	0.09%	0.06%	0.28%	0.07%	0.21%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	June 30, 2026	March 31, 2026	June 30, 2025
Ending Balance Sheet
Cash and due from banks	$86,618	$78,740	$88,721
Interest-bearing deposits with Federal Reserve	364,781	517,652	332,214
Interest-bearing deposits with other financial institutions	7,040	6,068	4,476
Total cash and cash equivalents	458,439	602,460	425,411
Debt securities available-for-sale, at fair value	692,513	695,532	523,198
Debt securities held-to-maturity, at amortized cost	203,049	225,193	270,032
Equity securities	11,682	10,904	10,937
Loans held for sale	1,855	280	833
Loans receivable
Syndicated loans	93,859	78,341	78,936
Loans	6,420,002	6,355,679	4,654,484
Total loans receivable	6,513,861	6,434,020	4,733,420
Less: allowance for credit losses	(67,455)	(67,055)	(48,329)
Net loans receivable	6,446,406	6,366,965	4,685,091
Goodwill and other intangibles	87,465	88,512	43,874
Core deposit intangible	31,672	32,688	173
Other assets	499,088	492,362	358,928
Total Assets	$8,432,169	$8,514,896	$6,318,477

Noninterest-bearing demand deposits	$1,147,907	$1,125,257	$855,788
Interest-bearing demand deposits	1,023,540	1,015,327	698,902
Savings	3,762,710	3,846,595	3,162,515
Certificates of deposit	1,146,307	1,153,097	749,877
Total deposits	7,080,464	7,140,276	5,467,082
Short-term borrowings	164,000	164,000	—
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	35,000	84,950	84,722
Deposits held for sale	81,303	89,923	—
Other liabilities	141,335	126,026	108,772
Total liabilities	7,522,722	7,625,795	5,681,196
Common stock	—	—	—
Preferred stock	57,785	57,785	57,785
Additional paid in capital	424,486	423,292	218,375
Retained earnings	466,865	445,265	397,004
Treasury stock	(3,129)	(2,971)	(2,420)
Accumulated other comprehensive loss	(36,560)	(34,270)	(33,463)
Total shareholders' equity	909,447	889,101	637,281
Total liabilities and shareholders' equity	$8,432,169	$8,514,896	$6,318,477

Book value per common share	$28.75	$28.06	$27.44
Adjusted book value per common share (non-GAAP) (1)	$28.75	$28.06	$27.53
Tangible book value per common share (non-GAAP) (1)	$24.73	$23.97	$25.35
Adjusted tangible book value per common share (non-GAAP) (1)	$24.73	$23.97	$25.44

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	June 30, 2026	March 31, 2026	June 30, 2025
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	8.81%	8.46%	8.53%
Adjusted tangible common equity / tangible assets (non-GAAP) (1)	8.81%	8.46%	8.56%
Tier 1 leverage ratio (2)	10.19%	10.03%	10.42%
Common equity tier 1 ratio (2)	12.02%	11.81%	11.78%
Tier 1 risk-based ratio (2)	13.23%	13.03%	13.38%
Total risk-based ratio (2)	14.53%	15.23%	16.14%

Asset Quality Detail
Nonaccrual loans	$54,842	$46,139	$28,509
Loans 90+ days past due and accruing	27	106	256
Total nonperforming loans	54,869	46,245	28,765
Other real estate owned	3,554	2,930	1,624
Total nonperforming assets	$58,423	$49,175	$30,389

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.90%	0.76%	0.64%
Nonperforming assets / Total assets	0.69%	0.58%	0.48%
Ratio of allowance for credit losses on loans to nonaccrual loans	123.00%	145.33%	169.52%
Allowance for credit losses / Total loans	1.04%	1.04%	1.02%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of June 30, 2026 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	June 30, 2026			March 31, 2026			June 30, 2025
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$881,420	3.26%	$7,489	$869,333	3.13%	$6,940	$771,152	2.82%	$5,696
Tax-exempt (1) (2) (4)	22,677	2.81	169	24,006	2.82	175	24,260	2.64	174
Equity securities (1) (2)	36,853	9.16	842	29,305	6.32	457	7,670	5.44	104
Total securities (4)	940,950	3.47	8,500	922,644	3.22	7,572	803,082	2.83	5,974
Loans receivable:
Commercial (2) (3)	1,837,643	6.84	31,358	1,758,527	6.76	29,300	1,473,560	6.71	24,664
Commercial & residential mortgages and loans held for sale (2) (3)	4,489,655	6.07	67,922	4,586,641	6.09	68,907	3,068,519	6.18	47,295
Consumer (3)	134,358	10.31	3,452	132,758	10.54	3,451	125,972	11.72	3,681
Total loans receivable (3)	6,461,656	6.38	102,732	6,477,926	6.36	101,658	4,668,051	6.50	75,640
Interest-bearing deposits with the Federal Reserve and other financial institutions	480,454	4.11	4,921	361,022	3.60	3,206	345,988	5.13	4,422
Total earning assets	7,883,060	5.88	$116,153	7,761,592	5.85	$112,436	5,817,121	5.89	$86,036
Noninterest-bearing assets:
Cash and due from banks	74,387			78,471			58,530
Premises and equipment	145,813			147,949			129,093
Other assets	439,235			444,142			277,241
Allowance for credit losses	(67,119)			(67,028)			(46,949)
Total non interest-bearing assets	592,316			603,534			417,915
TOTAL ASSETS	$8,475,376			$8,365,126			$6,235,036
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$1,046,730	0.92%	$2,406	$1,015,629	0.93%	$2,331	$707,932	0.97%	$1,719
Savings	3,815,404	2.50	23,774	3,819,819	2.52	23,763	3,107,520	3.01	23,286
Time	1,169,220	3.52	10,274	1,109,982	3.61	9,873	743,280	3.92	7,271
Total interest-bearing deposits	6,031,354	2.42	36,454	5,945,430	2.45	35,967	4,558,732	2.84	32,276
Short-term borrowings	164,000	3.96	1,619	164,000	3.63	1,466	—	0.00	—
Finance lease liabilities	18,014	5.30	238	18,038	5.31	236	16,861	5.28	222
Subordinated notes and debentures	96,435	4.16	1,001	105,532	4.02	1,046	105,304	4.10	1,076
Total interest-bearing liabilities	6,309,803	2.50	$39,312	6,233,000	2.52	$38,715	4,680,897	2.88	$33,574
Demand—noninterest-bearing	1,153,386			1,124,770			829,328
Other liabilities	114,894			120,531			90,963
Total Liabilities	7,578,083			7,478,301			5,601,188
Shareholders’ equity	897,293			886,825			633,848
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,475,376			$8,365,126			$6,235,036
Interest income/Earning assets		5.88%	$116,153		5.85%	$112,436		5.89%	$86,036
Interest expense/Interest-bearing liabilities		2.50	39,312		2.52	38,715		2.88	33,574
Net interest spread		3.38%	$76,841		3.33%	$73,721		3.01%	$52,462
Interest income/Earning assets		5.88%	116,153		5.85%	112,436		5.89%	86,036
Interest expense/Earning assets		1.99	39,312		2.01	38,715		2.30	33,574
Net interest margin (fully tax-equivalent)		3.89%	$76,841		3.84%	$73,721		3.59%	$52,462

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025 was $497 thousand, $398 thousand and $265 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consists of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025 was $(40.2) million, $(32.2) million and $(42.6) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Six Months Ended,
	June 30, 2026			June 30, 2025
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$875,329	3.20%	$14,429	$768,379	2.77%	$11,157
Tax-exempt (1) (2) (4)	23,338	2.82	344	24,800	2.66	354
Equity securities (1) (2)	33,100	7.91	1,298	7,543	5.64	211
Total securities (4)	931,767	3.35	16,071	800,722	2.79	11,722
Loans receivable:
Commercial (2) (3)	1,798,303	6.80	60,658	1,469,962	6.73	49,033
Commercial & residential mortgages and loans held for sale (2) (3)	4,537,880	6.08	136,829	3,035,103	6.10	91,868
Consumer (3)	133,583	10.42	6,903	124,891	11.86	7,346
Total loans receivable (3)	6,469,766	6.37	204,390	4,629,956	6.46	148,247
Interest-bearing deposits with the Federal Reserve and other financial institutions	421,159	3.89	8,127	379,686	4.62	8,706
Total earning assets	7,822,692	5.86	$228,588	5,810,364	5.81	$168,675
Noninterest-bearing assets:
Cash and due from banks	76,417			58,337
Premises and equipment	146,875			129,141
Other assets	441,956			277,203
Allowance for credit losses	(67,074)			(47,144)
Total non interest-bearing assets	598,174			417,537
TOTAL ASSETS	$8,420,866			$6,227,901
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$1,031,265	0.93%	$4,737	$706,412	0.93%	$3,246
Savings	3,817,599	2.51	47,537	3,119,542	3.05	47,126
Time	1,139,765	3.56	20,147	740,719	3.96	14,538
Total interest-bearing deposits	5,988,629	2.44	72,421	4,566,673	2.87	64,910
Short-term borrowings	164,000	3.79	3,085	—	0.00	—
Finance lease liabilities	18,026	5.30	474	16,005	5.77	458
Subordinated notes and debentures	100,328	4.11	2,047	105,266	4.13	2,154
Total interest-bearing liabilities	6,270,983	2.51	$78,027	4,687,944	2.90	$67,522
Demand—noninterest-bearing	1,139,738			821,927
Other liabilities	117,746			91,291
Total Liabilities	7,528,467			5,601,162
Shareholders’ equity	892,399			626,739
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,420,866			$6,227,901
Interest income/Earning assets		5.86%	$228,588		5.81%	$168,675
Interest expense/Interest-bearing liabilities		2.51	78,027		2.90	67,522
Net interest spread		3.35%	$150,561		2.91%	$101,153
Interest income/Earning assets		5.86%	228,588		5.81%	168,675
Interest expense/Earning assets		2.00	78,027		2.33	67,522
Net interest margin (fully tax-equivalent)		3.86%	$150,561		3.48%	$101,153

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the six months ended June 30, 2026 and 2025, was $894 thousand and $525 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the six months ended June 30, 2026 and 2025 was $(36.2) million and $(45.3) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Calculation of merger transaction related expenses, net of tax (non-GAAP) (1):
Merger and integration costs - non deductible	$—	$—	$357	$—	$1,684

Merger and integration costs - deductible	—	—	—	—	202
Statutory federal tax rate	21%	21%	21%	21%	21%
Tax benefit (expense) of merger and integration costs (non-GAAP)	—	—	—	—	42
Merger transaction related expenses - deductible, net of tax	—	—	—	—	160

Merger transaction related expenses, net of tax (non-GAAP)	$—	$—	$357	$—	$1,844

(1) Merger transaction related expenses represent legal, advisory, technology, and other expenses directly related to the ESSA acquisition. Management believes exclusion of these non-recurring charges provides more meaningful period-over-period comparisons of operating performance.

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Calculation of net income available to common (GAAP):
Net income	$28,304	$27,036	$13,956	$55,340	$25,437
Less: preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$27,229	$25,961	$12,881	$53,190	$23,287

Adjusted calculation of net income available to common (non-GAAP):
Net income available to common shareholders	$27,229	$25,961	$12,881	$53,190	$23,287
Add: merger transaction related expenses, net of tax (non-GAAP)	—	—	357	—	1,844
Adjusted net income available to common shareholders (non-GAAP)	$27,229	$25,961	$13,238	$53,190	$25,131

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Calculation of dividend payout ratio:
Cash dividends per common share	$0.19	$0.19	$0.18	$0.38	$0.36
Diluted earnings per common share	0.91	0.88	0.61	1.79	1.10
Dividend payout ratio	21%	22%	30%	21%	33%

Adjusted calculation of dividend payout ratio (non-GAAP):
Cash dividends per common share	$0.19	$0.19	$0.18	$0.38	$0.36
Adjusted diluted earnings per common share (non-GAAP)	0.91	0.88	0.63	1.79	1.19
Adjusted dividend payout ratio (non-GAAP)	21%	22%	29%	21%	30%

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Calculation of PPNR (non-GAAP): (1)
Net interest income	$76,344	$73,323	$52,197	$149,667	$100,628
Add: Non-interest income	11,302	9,998	9,008	21,300	17,515
Less: Non-interest expense	50,708	49,187	39,617	99,895	80,655
PPNR (non-GAAP)	$36,938	$34,134	$21,588	$71,072	$37,488

Adjusted calculation of PPNR (non-GAAP): (1)
Net interest income	$76,344	$73,323	$52,197	$149,667	$100,628
Add: Non-interest income	11,302	9,998	9,008	21,300	17,515
Less: Non-interest expense	50,708	49,187	39,617	99,895	80,655
Add: Merger and integration costs (non-GAAP)	—	—	357	—	1,886
Adjusted PPNR (non-GAAP)	$36,938	$34,134	$21,945	$71,072	$39,374

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	June 30, 2026	March 31, 2026	June 30, 2025
Adjusted calculation of loans (non-GAAP):
Loans	$6,420,002	$6,355,679	$4,654,484
Less: ESSA acquired loans, net of estimated purchase accounting fair value adjustments (non-GAAP)	(1,658,693)	(1,658,693)	—
Adjusted loans (non-GAAP)	$4,761,309	$4,696,986	$4,654,484

	June 30, 2026	March 31, 2026	June 30, 2025
Adjusted calculation of total deposits (non-GAAP):
Total deposits	$7,080,464	$7,140,276	$5,467,082
Add: deposits held for sale (non-GAAP)	81,303	89,923	—
Less: ESSA acquired deposits, net of estimated purchase accounting fair value adjustments (non-GAAP)	(1,455,805)	(1,455,805)	—
Adjusted total deposits (non-GAAP)	$5,705,962	$5,774,394	$5,467,082

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Basic earnings per common share computation:
Net income available to common shareholders	$27,229	$25,961	$12,881	$53,190	$23,287
Less: net income available to common shareholders allocated to participating securities	256	237	120	491	199
Net income available to common shareholders allocated to common stock	$26,973	$25,724	$12,761	$52,699	$23,088

Weighted average common shares outstanding, including shares considered participating securities	29,627	29,576	21,053	29,602	21,018
Less: average participating securities	273	259	172	266	144
Weighted average shares	29,354	29,317	20,881	29,336	20,874
Basic earnings per common share	$0.92	$0.88	$0.61	$1.80	$1.11

Diluted earnings per common share computation:
Net income available to common shareholders allocated to common stock	$26,973	$25,724	$12,761	$52,699	$23,088

Weighted average common shares outstanding for basic earnings per common share	29,354	29,317	20,881	29,336	20,874
Add: dilutive effect of stock compensation	138	122	72	130	65
Weighted average shares and dilutive potential common shares	29,492	29,439	20,953	29,466	20,939
Diluted earnings per common share	$0.91	$0.88	$0.61	$1.79	$1.10

Adjusted basic earnings per common share computation (non-GAAP):
Net income available to common shareholders	$27,229	$25,961	$12,881	$53,190	$23,287
Add: merger transaction related expenses, net of tax (non-GAAP)	—	—	357	—	1,844
Less: net income available to common shareholders allocated to participating securities	256	237	120	491	199
Adjustment to net income available to common shareholders allocated to participating securities for merger transaction related expenses, net of tax (non-GAAP)	—	—	3	—	12
Adjusted net income available to common shareholders allocated to common stock (non-GAAP)	$26,973	$25,724	$13,115	$52,699	$24,920

Weighted average common shares outstanding, including shares considered participating securities	29,627	29,576	21,053	29,602	21,018
Less: average participating securities	273	259	172	266	144
Weighted average shares	29,354	29,317	20,881	29,336	20,874
Adjusted basic earnings per common share (non-GAAP)	$0.92	$0.88	$0.63	$1.80	$1.19

Adjusted diluted earnings per common share computation (non-GAAP):
Adjusted net income available to common shareholders allocated to common stock (non-GAAP)	$26,973	$25,724	$13,115	$52,699	$24,920

Weighted average common shares outstanding for basic earnings per common share	29,354	29,317	20,881	29,336	20,874
Add: dilutive effect of stock compensation	138	122	72	130	65
Weighted average shares and dilutive potential common shares	29,492	29,439	20,953	29,466	20,939
Adjusted diluted earnings per common share (non-GAAP)	$0.91	$0.88	$0.63	$1.79	$1.19

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Calculation of net interest margin:
Interest income	$115,656	$112,038	$85,771	$227,694	$168,150
Interest expense	39,312	38,715	33,574	78,027	67,522
Net interest income	$76,344	$73,323	$52,197	$149,667	$100,628

Average total earning assets	$7,883,060	$7,761,592	$5,817,121	$7,822,692	$5,810,364

Net interest margin (GAAP) (annualized)	3.88%	3.83%	3.60%	3.86%	3.49%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$115,656	$112,038	$85,771	$227,694	$168,150
Tax equivalent adjustment (non-GAAP)	497	398	265	894	525
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	116,153	112,436	86,036	228,588	168,675
Interest expense	39,312	38,715	33,574	78,027	67,522
Net interest income (fully tax equivalent basis) (non-GAAP)	$76,841	$73,721	$52,462	$150,561	$101,153

Average total earning assets	$7,883,060	$7,761,592	$5,817,121	$7,822,692	$5,810,364
Less: average mark to market adjustment on investments (non-GAAP)	(40,194)	(32,170)	(42,592)	(36,204)	(45,317)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$7,923,254	$7,793,762	$5,859,713	$7,858,896	$5,855,681

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.89%	3.84%	3.59%	3.86%	3.48%

Calculation of net interest margin, excluding purchase accounting loan accretion (fully tax equivalent basis) (non-GAAP) (1):
Net interest income (fully tax equivalent basis) (non-GAAP)	$76,841	$73,721	$52,462	$150,561	$101,153
Less: purchase accounting loan accretion	(4,785)	(3,040)	—	(7,825)	—
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	$72,056	$70,681	$52,462	$142,736	101,153

Adjusted average total earning assets, net of mark to market (non-GAAP)	$7,923,254	$7,793,762	$5,859,713	$7,858,896	$5,855,681
Adjusted net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.65%	3.68%	3.59%	3.66%	3.48%
(1) Purchase accounting loan accretion represents income recognized on estimated fair value adjustments to acquired loans.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	June 30, 2026	March 31, 2026	June 30, 2025
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$909,447	$889,101	$637,281
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	851,662	831,316	579,496
Less: goodwill and other intangibles	87,465	88,512	43,874
Less: core deposit intangible	31,672	32,688	173
Tangible common equity (non-GAAP)	$732,525	$710,116	$535,449

Total assets	$8,432,169	$8,514,896	$6,318,477
Less: goodwill and other intangibles	87,465	88,512	43,874
Less: core deposit intangible	31,672	32,688	173
Tangible assets (non-GAAP)	$8,313,032	$8,393,696	$6,274,430

Ending shares outstanding	29,621,999	29,631,056	21,119,894

Book value per common share (GAAP)	$28.75	$28.06	$27.44
Tangible book value per common share (non-GAAP)	$24.73	$23.97	$25.35

Common shareholders' equity / Total assets (GAAP)	10.10%	9.76%	9.17%
Tangible common equity / Tangible assets (non-GAAP)	8.81%	8.46%	8.53%

Adjusted calculation of book value per common share (non-GAAP):
Common shareholders' equity	$851,662	$831,316	$579,496
Add: merger transaction related expenses, net of tax (non-GAAP)	—	—	1,844
Adjusted common shareholders' equity (non-GAAP)	$851,662	$831,316	$581,340

Ending shares outstanding	29,621,999	29,631,056	21,119,894

Adjusted book value per common share (non-GAAP)	$28.75	$28.06	$27.53

Adjusted calculation of tangible book value per common share (non-GAAP):
Tangible common equity (non-GAAP)	$732,525	$710,116	$535,449
Add: merger transaction related expenses, net of tax (non-GAAP)	—	—	1,844
Adjusted tangible common equity (non-GAAP)	$732,525	$710,116	$537,293

Ending shares outstanding	29,621,999	29,631,056	21,119,894

Adjusted tangible book value per common share (non-GAAP)	$24.73	$23.97	$25.44

Adjusted calculation of tangible common equity / tangible assets (non-GAAP):
Adjusted tangible common shareholders' equity (non-GAAP)	$732,525	$710,116	$537,293

Tangible assets (non-GAAP)	$8,313,032	$8,393,696	$6,274,430
Add: merger and integration costs (non-GAAP)	—	—	1,886
Adjusted tangible assets (non-GAAP)	$8,313,032	$8,393,696	$6,276,316

Adjusted tangible common equity / Adjusted tangible assets (non-GAAP)	8.81%	8.46%	8.56%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Calculation of efficiency ratio:
Non-interest expense	$50,708	$49,187	$39,617	$99,895	$80,655

Non-interest income	$11,302	$9,998	$9,008	$21,300	$17,515
Net interest income	76,344	73,323	52,197	149,667	100,628
Total revenue	$87,646	$83,321	$61,205	$170,967	$118,143
Efficiency ratio	57.86%	59.03%	64.73%	58.43%	68.27%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$50,708	$49,187	$39,617	$99,895	$80,655
Less: core deposit intangible amortization	1,016	1,005	16	2,021	33
Adjusted non-interest expense (non-GAAP)	$49,692	$48,182	$39,601	$97,874	$80,622

Non-interest income	$11,302	$9,998	$9,008	$21,300	$17,515

Net interest income	$76,344	$73,323	$52,197	$149,667	$100,628
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	2,391	1,965	1,451	4,356	2,915
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	3,265	2,704	2,046	5,968	4,122
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	77,218	74,062	52,792	151,279	101,835
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$88,520	$84,060	$61,800	$172,579	$119,350

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	56.14%	57.32%	64.08%	56.71%	67.55%

Adjusted calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Adjusted non-interest expense (non-GAAP)	$49,692	$48,182	$39,601	$97,874	$80,622
Less: merger and integration costs (non-GAAP)	—	—	357	—	1,886
Adjusted non-interest expense (non-GAAP)	$49,692	$48,182	$39,244	$97,874	$78,736

Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$88,520	$84,060	$61,800	$172,579	$119,350

Adjusted efficiency ratio (fully tax equivalent basis) (non-GAAP)	56.14%	57.32%	63.50%	56.71%	65.97%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Calculation of return on average tangible common equity (non-GAAP):
Net income	$28,304	$27,036	$13,956	$55,340	$25,437
Less: preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$27,229	$25,961	$12,881	$53,190	$23,287

Average shareholders' equity	$897,293	$886,825	$633,848	$892,399	$626,739
Less: average goodwill & intangibles	120,838	121,859	44,058	121,346	44,066
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Average tangible common shareholders' equity (non-GAAP)	$718,670	$707,181	$532,005	$713,268	$524,888

Return on average equity (GAAP) (annualized)	12.65%	12.36%	8.83%	12.51%	8.18%
Return on average common equity (GAAP) (annualized)	13.01%	12.70%	8.97%	12.85%	8.25%
Return on average tangible common equity (non-GAAP) (annualized)	15.20%	14.89%	9.71%	15.04%	8.95%

Adjusted calculation of return on average equity (non-GAAP):
Net income	$28,304	$27,036	$13,956	$55,340	$25,437
Add: merger transaction related expenses, net of tax (non-GAAP)	—	—	357	—	1,844
Adjusted net income (non-GAAP)	$28,304	$27,036	$14,313	$55,340	$27,281

Average shareholders' equity	$897,293	$886,825	$633,848	$892,399	$626,739

Adjusted return on average equity (non-GAAP) (annualized)	12.65%	12.36%	9.06%	12.51%	8.78%

Adjusted calculation of return on average tangible common equity (non-GAAP):
Net income available to common shareholders	$27,229	$25,961	$12,881	$53,190	$23,287
Add: merger transaction related expenses, net of tax (non-GAAP)	—	—	357	—	1,844
Adjusted net income available to common shareholders	$27,229	$25,961	$13,238	$53,190	$25,131

Average tangible common shareholders' equity (non-GAAP)	$718,670	$707,181	$532,005	$713,268	$524,888

Adjusted return on average tangible common equity (non-GAAP) (annualized)	15.20%	14.89%	9.98%	15.04%	9.66%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Calculation of return on average assets:
Net income	$28,304	$27,036	$13,956	$55,340	$25,437
Average total assets	$8,475,376	$8,365,126	$6,235,036	$8,420,866	$6,227,901

Return on average assets (GAAP) (annualized)	1.34%	1.31%	0.90%	1.33%	0.82%

Adjusted calculation of return on average assets (non-GAAP):
Net income	$28,304	$27,036	$13,956	$55,340	$25,437
Add: merger transaction related expenses, net of tax (non-GAAP)	—	—	357	—	1,844
Adjusted net income	$28,304	$27,036	$14,313	$55,340	$27,281
Average total assets	$8,475,376	$8,365,126	$6,235,036	$8,420,866	$6,227,901

Adjusted return on average assets (non-GAAP) (annualized)	1.34%	1.31%	0.92%	1.33%	0.88%